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                                    EXHIBITS


EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE



                                                               Three months ended
                                                                    March 31,
                                                          ----------------------------
                                                              1997            1996
                                                          -----------      -----------
Weighted average common shares outstanding                 12,885,000       12,875,000

Net effect of dilutive stock equivalents based on the
   treasury stock method using average market price
   in 1997 and ending market price in 1996                    428,118          885,524
                                                          -----------      -----------

Total weighted shares outstanding                          13,313,118       13,760,524
                                                          ===========      ===========

Net income                                                $ 1,139,636      $ 2,315,493
                                                          ===========      ===========

Net income per share                                      $      0.09      $      0.17
                                                          ===========      ===========






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